CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is effective as of January 1, 2014 (the “Effective Date”) between Cardinal Energy Group, Inc., a Nevada corporation (the “Company”) and John R. Jordan (“Consultant”).

RECITALS

A.	The Company desires to retain the Consultant to provide certain financial consulting services as an “outside” Chief Financial Officer, and

B.	The Consultant desires to provide certain financial consulting services to the Company in accordance with the terms and conditions contained hereinafter.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1. Services. Company hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become financial consultant/outside CFO to the Company and to render such advice, consultation, information, and services to the Company regarding general financial and business matters, together with such other duties as may be reasonably required from time to time by the Chief Executive Officer of the Company, including, but not limited to: (a) strategic alliances, mergers and acquisitions; (b) corporate planning, strategy and negotiations with potential strategic business partners and/or other general business consulting needs as expressed by Company; (c) business development and business advertising; (d) structuring and providing alternative sources for accounts receivable, purchase order and other asset financing; (e) due diligence processes and capital structures; (f) periodic management reporting for results of operations and oversight of the financial reporting process of the company and internal control related thereto; (g) periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Company or the Company’s business.

2. Other Activities. Consultant may render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise so long as such activities do not conflict, or interfere, with his obligations set forth in this Agreement.

3. Term and Termination. The term (“Term”) of this Agreement shall commence on the Effective Date hereof and continue for twelve (12) months, unless earlier terminated hereunder. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon ten (10) days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within ten (10) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

4. Compensation and Fees. As compensation for the services described herein, the Company agrees to:

(a) pay Consultant a monthly retainer fee (the “Retainer Fee”) of $3,000 for each full calendar month of services rendered during the Term of this Agreement, payable in advance. The retainer fee paid pursuant to this section 4(a) shall be received quarterly and adjusted by mutual consent of the parties.

(b) reimburse Consultant for any and all expenses incurred by Consultant, subject to the Company’s prior written approval, in the performance of his duties hereunder and, Consult ant shall account for such expenses to the Company. Such reimbursement shall cumulate and be paid on a monthly basis. Consultant shall invoice the Company on or about the first business day of each subsequent month for such reimbursable expenses incurred hereunder,

(c) provide Consultant with the use of a computer laptop, docking station, monitor, and all in one color printer/scanner/fax; all of which shall be the property of the Company and returned to the Company upon termination of this Agreement,

(d) issue to the Consultant, as of the Effective Date hereof, 50,000 restricted shares of the Company’s common stock, and

(e) issue to Consultant, at the end of each full calendar quarter, 50,000 restricted shares of the Company’s common stock during the Term hereof, with the first issuance due on March 31, 2014 and each subsequent issuance due on the last day of each successive full calendar quarter thereafter during the Term. Notwithstanding the above, the Company shall not issue to Consultant, pursuant to this section 4(e), more than 200,000 restricted shares of the Company’s common stock.

5. Independent Contractor. In his performance hereunder. Consultant shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of his actions and which shall not be subject to the control or supervision of the Company, except as to the results of the work. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6. Liability and Indemnification. Consultant agrees to indemnify and hold harmless the Company, its employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Consultant’s gross negligence, willful misconduct or breach of this Agreement. Consultant’s obligation to indemnify the Company shall be conditioned on the following: (a) the Company shall notify the Consultant in writing as soon as practicable after its receipt of a claim and (b) Consultant shall have control of the defense and all related settlement negotiations, provided, however, that any settlement be made with the consent of the Company and such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Company.

7. Confidentiality.

(a) Consultant acknowledges that, during the course of performing the consulting services herein, the Company may be disclosing certain nonpublic information and materials concerning its business to Consultant, including but not limited to information regarding its projects, products, technology and know-how, industry and competitor analyses, services, potential customers, personnel, business plans, finances and other commercially valuable information (collectively “Confidential Information”). All nonpublic information disclosed to Consultant in connection with the consulting services will be presumed to be Confidential Information and shall be treated as such.

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(b) During the Term and for a period of two years thereafter, Consultant shall: (i) hold Company’s Confidential Information in strict trust and confidence and avoid the disclosure or release thereof to any other person or entity by using at least the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, (ii) not use the Confidential Information for any purpose whatsoever except as expressly contemplated under this Agreement, and (iii) not, directly or indirectly, copy, reproduce, use, publish, misappropriate, assign, or otherwise transfer or disclose to any person the Confidential Information, other than as permitted pursuant to the terms of this Agreement, regardless of whether such information was actually delivered to Consultant prior to the effective date of this Agreement.

(c) Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information: (i) which is or becomes part of the public domain not due to the breach of this agreement by Consultant; (ii) which it had independent knowledge prior to disclosure by the Company; (iii) which comes into the possession of Consultant in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant by governmental requirements. If Consultant is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

(d) No license is granted hereunder by Company to its Confidential Information or to any intellectual property right therein delivered or made available to Consultant except for the limited purposes set forth in accordance with this Agreement. Company retains all right, title and interest in and to its Confidential Information. Failure on the part of the Consultant to abide by this section shall cause Company irreparable harm for which damages, although available, will not be an adequate remedy at law. Accordingly, Company has the right to obtain injunctive relief to prevent any threatened or actual violations of this section in addition to whatever remedies it may have at law. Consultant expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Company.

8. Noncompete and Nonsolicitation.

(a) Consultant acknowledges the Company’s reliance on and expectation of Consultant’s continued performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for two (2) years after termination of this Agreement, Consultant shall not, directly or indirectly, do or suffer any of the following:

(i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

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(ii) Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or

(iii) Induce any person who is a customer of the Company to terminate said relationship.

9. No Conflicting Agreements. Consultant represents and warrants that he is not a party to any agreement, contract or understanding, whether a consulting agreement or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

10. Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

11. Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Consultant under this Agreement shall inure to the benefit of, and shall be binding upon, Consultant and his heirs, personal and legal representatives, executors, successors and administrators.

12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice). All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, upon delivery of executed receipt of such mailing. For purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday, Sunday or national legal holiday.

13. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right he or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver.

14. Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

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15. Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharged. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

16. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Nevada.

17. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

18. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above

Cardinal Energy Group, Inc

By:	/s/ Timothy W. Crawford
Name:	Timothy W. Crawford
Title:	Chief Executive Officer
Date:	January 7, 2014

/s/ John R. Jordan
John R. Jordan
Date:	January 7, 2014

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